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                                                                      EXHIBIT 15


             [LETTERHEAD OF DELOITTE & TOUCHE LLP, ATLANTA, GEORGIA]


May 9, 2005

Delta Air Lines, Inc.
Atlanta, Georgia

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Delta Air Lines, Inc. and subsidiaries for the periods ended March 31, 2005 and 2004, as indicated in our report dated May 9, 2005 (which report includes an explanatory paragraph relating to the Company's ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, is incorporated by reference in Registration Statement No. 333-65218 on Form S-3, in Post-Effective Amendment No. 12 to Registration Statement No. 333-108176 on Form S-3, in Post-Effective Amendment No.1 to Registration Statement No. 333-115206 on Form S-3, in Post-Effective Amendment No. 1 on Form S-3 to Registration Statement No. 333-121473 on Form S-1 and in Registration Statements No. 2-94541, 33-65391, 333-16471, 333-92291, 333-46904, 333-48718, 333-49553,
333-73856, 333-121482 and 333-122714 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP